CONFIRMING STATEMENT

          This Statement confirms that the undersigned, James C.
Reagan, has authorized and designated Christine Gorjanc, Carrie Kovac and Stephen Yu to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Aspect Communications Corporation. The authority of Christine Gorjanc, Carrie Kovac and Stephen Yu under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in Securities of Aspect Communications Corporation, unless earlier revoked in writing. The undersigned acknowledges that Christine Gorjanc, Carrie Kovac and Stephen Yu are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.

________________________
Date

_________________________________________
James C. Reagan